UNITED STATESSECURITIES
AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) ofthe
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2004

Aquila, Inc.
(Exact name of registrant as specified in charter)

Delaware	1-03562	44-0541877
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification
incorporation)	No.)
20 West 9th, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number including area code: (816) 421-6600

(Former name or former address, if changed since last report): Not Applicable

Item 2. Acquisition or Disposition of Assets.

On May 31, 2004, Aquila, Inc. completed the sale of its Canadian utility operations in Alberta and British Columbia to two wholly-owned subsidiaries of Fortis Inc., a Canadian energy company based in Newfoundland, for approximately $1.08 billion (CDN$1.476 billion), including the assumption of $113 million of debt (CDN$155 million) by the purchasers. The closing proceeds include $85 million (CDN$116 million) of preliminary adjustments for working capital and capital expenditures as provided under the sales agreements. These proceeds are subject to final adjustments, which are expected to be determined in the third quarter of 2004.

Prior to the closing of the sale, Aquila retired debt related to its Canadian utility operations of $215 million under a 364-day credit facility and $15 million (CDN$20 million) under a revolving bank credit facility.

Item 7. Financial Statements and Exhibits.

    (b)        Pro forma financial information

Pro forma financial information for Aquila, Inc. reflecting the pro forma adjustments as a result of the sale of its Canadian utility businesses to Fortis Inc. are not included in this initial filing of Aquila’s current report on Form 8-K. The Company expects to file an amended current report on Form 8-K which will include the required pro forma financial information no later than August 9, 2004.

      (c) Exhibits

Exhibit 2.1, Share Purchase Agreement relating to the sale by Aquila Networks Canada Ltd. of its investment in Aquila Networks Canada (Alberta) Ltd. to Fortis Inc., dated September 15, 2003.

Exhibit 2.2, Share Purchase Agreement relating to the sale by Aquila Networks British Columbia Ltd. of its investment in Aquila Networks Canada (British Columbia) Ltd. to Fortis Inc., dated September 15, 2003.

Signatures

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquila, Inc.

By:	/s/ Rick J. Dobson
Rick J. Dobson
Senior Vice President and
Chief Financial Officer
Date: June 10, 2004